Exhibit B

Calculation of Filing Fee Table

Schedule TO-I/A

(Form Type)

PGIM Private Real Estate Fund, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	—		—

Fees Previously Paid	$4,431,152.14	0.0001476	$654.04

Total Transaction Valuation	$4,431,152.14

Total Fees Due for Filing			$654.04

Total Fees Previously Paid			$654.04(1)

Total Fee Offsets			$0.00

Net Fee Due			$0.00

(1)

An aggregate fee of $12,683.00 was paid with the filing of the Schedule TO-I by PGIM Private Real Estate Fund, Inc. (File No. 005-94116) on March 13, 2024 (the “March 2024 Schedule TO-I”). The final transaction fee due pursuant to the final amendment to the March 2024 Schedule TO-I filed on April 16, 2024 was $634.22. Pursuant to Rule 0-11(a)(2) under the Exchange Act, a portion of the remaining $12,048.78 filing fee paid in connection with the March 2024 Schedule TO-I was used to offset a portion of the filing fee in connection with the filing of the Schedule TO-I on June 27, 2024 (the “June 2024 Schedule TO-I”). This is the final amendment to the June 2024 Schedule TO-I and is being filed to report the results of the offer.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	PGIM Private Real Estate Fund, Inc.	SC TO-I	005-94116	March 13, 2024		$12,048.78
Fee Offset Sources					March 13, 2024		$12,048.78